Exhibit 10.2
OMNIBUS AMENDMENT

This Omnibus Amendment (this “Amendment”) is entered into as of January 9, 2025 by and between QT Imaging Holdings, Inc., a Delaware corporation (formerly known as GigCapital5, Inc. (“GigCapital5”), (the “Company”)) and Funicular Funds, LP, a Delaware limited partnership (the “Holder”), with reference to that certain Secured Convertible Note, issued March 4, 2024, in an original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) delivered by the Company to the Holder (the “Note”). Undefined terms herein have the same definitions set forth in the Note.
By this Amendment, the Company and Holder have agreed to amend the Note on the following terms:
1.Fixed Price. The Holder and the Company hereby agree that the Conversion Price shall be $0.584 per share.
2.Maturity Date. The Holder and the Company hereby agree that the Maturity Date shall be March 31, 2026. As consideration for the extension of the Maturity Date, the Company shall pay an “Extension Fee” of $90,000 which shall be added to the amount due and payable on the Maturity Date, unless the Note is earlier converted pursuant to its terms, in which event such Extension Fee shall also be converted. No interest shall accrue or be due on the Extension Fee.
3.Interest. Interest shall accrue on the outstanding principal balance of the Note at an annual rate equal to 6%. Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest shall be due and payable on the Maturity Date, unless the Note is earlier converted pursuant to its terms, in which event such accrued and unpaid interest shall also be converted.
4.Legend Removal. In connection with any sale, assignment, transfer or other disposition (a “Sale”) of any Shares into which the Note is converted pursuant to its terms, to the extent that such Sale is made pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”) provided that Rule 144 is available as an exemption from the registration requirements for such Sale, if requested by the Holder and upon delivery by the Holder of such customary representations and other documentation reasonably acceptable to the Company in connection with transactions relying upon Rule 144, the Company shall use commercially reasonable efforts to cause its transfer agent to remove any restrictive legends related to the book entry account holding such Shares sold or disposed of by the Holder without restrictive legends within two Business Days of such request from the Holder.
5.Effect; Continuing Validity. The Note is amended to the extent necessary to give effect to this Amendment, and the terms of this Amendment shall supersede any contrary terms in the Note . Each reference to the “Note” in the Note shall be deemed to refer to the Note as modified by this Amendment. Except as specifically set forth herein, the terms and conditions of the Note shall remain unmodified and are hereby ratified by the parties. The Company acknowledges and agrees that, except as otherwise expressly provided in this Amendment, all terms, conditions and provisions of the Note shall continue in full force and effect and remain unaffected and unchanged. This Amendment in no way acts as a release or relinquishment of, and in no way affects, the liens, security interests and rights created by or arising under the Note or the related Security Agreement, or the priority thereof. Such liens, security interests and rights are hereby ratified, confirmed, renewed and extended in all respects. The Note, any other security for payment of the Note, and all rights, remedies, titles, liens and equities securing the Note as hereby modified and the indebtedness represented thereby are hereby recognized, renewed, extended and continued in full force and effect for the benefit of the Holder and the indebtedness evidenced thereby. An event of default under this Amendment shall constitute an Event of Default under the Note.
6.Not a Novation. This Amendment is a modification only and not a novation. This Amendment is to be considered attached to the Note and made a part thereof. This Amendment shall not release or affect the liability of any guarantor, surety or endorser of the Note, or release any owner of collateral securing the Note. The validity, priority and enforceability of the Note shall not be impaired hereby.
7.Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. This Amendment may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment electronically shall be equally as effective as delivery of a manually executed counterpart of this Amendment. No waiver of any provision of this Amendment shall be effective or enforceable unless made in writing signed by the party waiving any right or privilege hereunder.

IN WITNESS WHEREOF, the Company and the Holder have caused this Omnibus Amendment to be duly executed by a duly authorized representative as of the date first written above.
COMPANY:
QT IMAGING HOLDINGS, INC.
By: /s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: Chief Executive Officer

HOLDER:
FUNICULAR FUNDS, LP
a Delaware limited partnership
By: /s/ Jacob Ma-Weaver
Name: Jacob Ma-Weaver
Title: Managing Member of the General Partner